Advanced Emissions Solutions Reports First Quarter 2017 Results
Refined Coal Distributions, Strong Chemicals Growth and Leaner Cost Structure Drive Quarterly Net Income of $8.7 Million or $0.39 per diluted share
HIGHLANDS RANCH, Colorado, May 8, 2017 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today filed its Quarterly Report on Form 10-Q and reported financial results for the first quarter ended March 31, 2017, including information about its joint-venture partnerships, Tinuum Group, LLC ("Tinuum Group") and Tinuum Services, LLC ("Tinuum Services") (collectively "Tinuum"), of which ADES owns 42.5% and 50%, respectively.
Tinuum & Refined Coal (“RC”) Highlights

•	Tinuum distributions to ADES were $14.7 million during the first quarter of 2017, an increase of $9.8 million from the comparable quarter in 2016

•	Royalty earnings from Tinuum were $1.8 million, a 48% increase from the same quarter in 2016

•	Tinuum invested tonnage was 9.8 million during the first quarter of 2017 compared to 8.9 million tons during the first quarter of 2016

•
Completed the lease of an RC facility in late March to an existing investor at a coal plant that has historically burned in excess of 5.5 million tons of coal per year and is royalty bearing, increasing the number of invested facilities to 14 as of the end of the first quarter of 2017

•	Based on closure of this new facility, future projected RC cash flows to ADES are between $275 million to $300 million through the end of 2021

ADES Consolidated Highlights

•	Recognized consolidated revenue of $7.4 million

•	Reduced general and administrative operating costs (i.e., indirect operating costs) for the quarter by 38% to $5.2 million from $8.4 million for the comparable quarter in 2016

•	Continued to validate and expand the chemicals business, which had $2.3 million in revenue during the quarter, an increase of 426% from the comparable quarter in 2016

•	Achieved consolidated net income of $8.7 million, up 99% quarter-over-quarter

•	Increased non-restricted cash balance by $15.2 million since December 31, 2016

•
Took initial steps in returning value to stockholders through balanced capital allocation approach, including recently announced tender offer for up to $10 million and expected June declaration of Company’s first ever recurring quarterly dividend of $0.25 per share

L. Heath Sampson, President and CEO of ADES commented, “The results of our first quarter of the new year reflect significant progress in executing our reinvigorated business model, exemplified by our strong financial performance with $8.7 million in consolidated net income. In addition to strong growth in our chemicals business, the first quarter was also highlighted by a large increase in our cash position, which now is at $28.4 million compared to $13.2 million at the end of 2016."

Sampson continued, “Our team and Tinuum remain focused on identifying additional tax equity investors to invest in the remaining RC facilities. We believe the political environment is becoming more favorable and expect to leverage that environment to accelerate investment in Tinuum's remaining projects. We are engaged in discussions with multiple investor prospects and hope to gain additional momentum as the year progresses. Our confidence in both the foundation and additional potential of the RC business, as well as the exciting growth of our chemicals business, has allowed us to start the process of returning capital to stockholders through what we expect will be a balanced approach to capital allocation moving forward. Today, we commenced a tender offer to repurchase a significant number of shares and we expect to solidify our quarterly dividend program within the next several months.”
ADES Consolidated Highlights
First quarter revenues and costs of revenues were $7.4 million and $5.9 million, respectively, compared with $22.4 million and $17.3 million in the first quarter of 2016. The decrease in revenues was primarily due to the decrease in equipment sales, partially offset by stronger chemical sales. First quarter other operating expenses were $5.2 million, a decrease of 38% compared to $8.4 million in the first quarter of 2016. The decreases were largely driven by significantly lower equipment sales cost of revenue as well as substantially lower legal and professional fees. Depreciation and amortization more than doubled from the comparable period in 2016, driven by the Company’s recent headquarters move, which led to accelerated depreciation. Moving forward, the Company expects depreciation and amortization to return to previously observed lower levels. Additionally, the Company expects to save approximately $0.4 million in rent payments over the life of the lease.
First quarter earnings from equity method investments were $13.8 million, compared to $5.6 million for the first quarter of 2016. First quarter royalty earnings from Tinuum were $1.8 million, an increase of 48% compared to $1.2 million in the first quarter of 2016, due to increased earnings from the respective RC facilities. First quarter expenses related to the RC business were $0.5 million, a decrease of 44% compared quarter over quarter primarily due to lower interest expense. RC segment operating income was $15.0 million, compared to $7.9 million in the first quarter of 2016. Revenues from the chemicals business were $2.3 million during the first quarter, a 426% increase compared to $0.4 million for the comparable quarter in the prior year.
First quarter consolidated interest expense was $0.7 million, compared to $2.0 million in the first quarter of 2016. First quarter income tax expense was $5.4 million, compared to $0.1 million in the first quarter of 2016.
Consolidated net income for the first quarter was $8.7 million, compared to $4.4 million in the first quarter of 2016, primarily driven by equity earnings from the RC business and significantly reduced operating expenses in the EC business, as well as corporate expenses.
As of March 31, 2017, the Company had cash and cash equivalents of $28.4 million, an increase of 115% compared to $13.2 million as of December 31, 2016, due primarily to positive operating and investing cash flows. The Company also had $5.2 million in restricted cash released during the quarter.
Tender Offer
The Company today commenced a tender offer to acquire up to 925,000 shares of its common stock for up to $10.0 million.  The tender offer is described in the Company's Offer to Purchase, dated May 8, 2017, and the associated Letter of Transmittal and other materials relating to the tender offer that are being filed today with the Securities and Exchange Commission are being distributed to stockholders. A separate press release was issued by the Company today.
Tax Asset Protection Plan
On May 5, 2017, Board of Directors unanimously adopted a Tax Asset Protection Plan designed to protect the Company’s ability to utilize its net operating losses and tax credits, which totaled approximately $113 million as of December 31, 2016.
United States federal income tax rules, and Section 382 of the Internal Revenue Code in particular, could substantially limit the use of net operating losses and other tax assets if ADES experiences an “ownership change” (as defined in the Internal Revenue Code). In general, an ownership change occurs if there is a cumulative change in the ownership of ADES by “5 percent stockholders” that exceeds 50 percentage points over a rolling three-year period.

The Company noted the Tax Asset Protection Plan serves the interests of all stockholders by protecting the Company’s ability to use its deferred tax assets to offset tax liabilities in the future.
Under the terms of the Tax Asset Protection Plan, the Company will distribute to its stockholders a non-taxable dividend distribution of one preferred stock purchase right for each share of common stock of the Company outstanding as of the close of business on May 22, 2017. The Tax Asset Protection Plan is intended to act as a deterrent to any person acquiring beneficial ownership of 4.99% or more of the Company’s outstanding common stock (an “Acquiring Person”). Stockholders who beneficially owned 4.99% or more of the Company’s outstanding common stock as of the close of business on May 5, 2017 will not become an Acquiring Person so long as they do not acquire additional shares of common stock while they still beneficially own 4.99% or more of the Company’s outstanding common stock.
A person who becomes an Acquiring Person may be subject to significant dilution in its holdings. The Board of Directors may, in its sole discretion, exempt any person from being deemed an Acquiring Person for purposes of the Tax Asset Protection Plan.
A copy of the Tax Asset Protection Plan will be contained in a Form 8-K to be filed with the Securities and Exchange Commission.
Conference Call and Webcast Information
The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Tuesday, May 9, 2017. The conference call will be webcast live via the Investor section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by dialing (877) 201-0168 (Domestic) or (647) 788-4901 (International) conference ID 7055719. A supplemental investor presentation will be available on the Company's investor relations website prior to the start of the conference call.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations. These solutions enhance existing air pollution control equipment, maximizing capacity and improving operating efficiencies. Our track record includes securing more than 30 US patents for emissions control technology and systems and selling the most activated carbon injection systems for power plant mercury control in North America. For more information on ADA, and its products and services, visit www.adaes.com or the ADA Blog (http://blog.adaes.com/).

Tinuum Group, LLC is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coal in cyclone boilers and ADA’s patented M-45™ and patent pending M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively. www.tinuumgroup.com

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements included in this press release involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the US government’s failure to promulgate regulations or appropriate funds that benefit our business; changes in laws and regulations, accounting rules, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; failure of the RC facilities to produce RC; termination of or amendments to the contracts for sale or lease of RC facilities; decreases in the production of RC; inability to commercialize our technologies on favorable terms; our inability to ramp up our operations to effectively address recent and expected growth in our business; loss of key personnel; potential claims from any terminated employees, customers or vendors; failure to satisfy performance guarantees; availability of materials and equipment for our businesses; intellectual property infringement claims from third parties; pending litigation; identification of additional material weaknesses or significant deficiencies; whether the Tax Asset Protection Plan will have its intended effects and the estimate of Tax Benefits for federal income tax purposes; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$28,442	$13,208
Restricted cash	8,536	13,736
Receivables, net	1,954	8,648
Receivables, related parties, net	1,755	1,934
Costs in excess of billings on uncompleted contracts	—	25
Prepaid expenses and other assets	1,736	1,357
Total current assets	42,423	38,908
Property and equipment, net of accumulated depreciation of $1,476 and $2,920, respectively	504	735
Cost method investment	1,016	1,016
Equity method investments	3,097	3,959
Deferred tax assets	56,010	61,396
Other long-term assets	1,725	1,282
Total Assets	$104,775	$107,296
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,202	$1,920
Accrued payroll and related liabilities	984	2,121
Billings in excess of costs on uncompleted contracts	4,200	4,947
Legal settlements and accruals	4,591	10,706
Other current liabilities	3,965	4,017
Total current liabilities	14,942	23,711
Legal settlements and accruals, long-term	2,371	5,382
Other long-term liabilities	2,181	2,038
Total Liabilities	19,494	31,131
Commitments and contingencies (Note 6)
Stockholders’ equity:
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 22,478,711 and 22,322,022 shares issued, and 22,072,056 and 22,024,675 shares outstanding at March 31, 2017 and December 31, 2016, respectively	22	22
Additional paid-in capital	119,922	119,494
Accumulated deficit	(34,663)	(43,351)
Total stockholders’ equity	85,281	76,165
Total Liabilities and Stockholders’ Equity	$104,775	$107,296

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(in thousands, except per share data)	2017	2016
Revenues:
Equipment sales	$5,108	$21,727
Chemicals	2,281	434
Consulting services and other	—	196
Total revenues	7,389	22,357
Operating expenses:
Equipment sales cost of revenue, exclusive of depreciation and amortization	4,143	17,034
Chemicals cost of revenue, exclusive of depreciation and amortization	1,758	142
Consulting services cost of revenue, exclusive of depreciation and amortization	—	135
Payroll and benefits	2,182	3,802
Rent and occupancy	45	394
Legal and professional fees	1,035	2,983
General and administrative	1,263	745
Research and development, net	192	202
Depreciation and amortization	482	231
Total operating expenses	11,100	25,668
Operating loss	(3,711)	(3,311)
Other income (expense):
Earnings from equity method investments	13,814	5,577
Royalties, related party	1,755	1,189
Interest expense	(693)	(1,964)
Revision in estimated royalty indemnity liability	2,900	—
Other income	9	2,938
Total other income	17,785	7,740
Income before income tax expense	14,074	4,429
Income tax expense	5,386	53
Net income	$8,688	$4,376
Earnings per common share (Note 1):
Basic	$0.39	$0.20
Diluted	$0.39	$0.20
Weighted-average number of common shares outstanding:
Basic	22,056	21,849
Diluted	22,243	22,176

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2017	2016
Cash flows from operating activities
Net income	$8,688	$4,376
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	482	231
Stock-based compensation expense	607	636
Earnings from equity method investments	(13,814)	(5,577)
Gain on sale of equity method investment	—	(2,078)
Gain on settlement of note payable	—	(869)
Other non-cash items, net	455	550
Changes in operating assets and liabilities:
Receivables	6,695	1,012
Related party receivables	179	1,124
Prepaid expenses and other assets	(415)	496
Costs incurred on uncompleted contracts	3,883	14,613
Deferred tax asset, net	5,386	—
Other long-term assets	(805)	(1,104)
Accounts payable	(717)	(250)
Accrued payroll and related liabilities	(1,137)	(444)
Other current liabilities	(219)	(1,071)
Billings on uncompleted contracts	(4,605)	(17,021)
Advance deposit, related party	—	(396)
Other long-term liabilities	143	242
Legal settlements and accruals	(9,126)	(1,228)
Distributions from equity method investees, return on investment	1,500	4,900
Net cash used in operating activities	(2,820)	(1,858)
Cash flows from investing activities
Distributions from equity method investees in excess of cumulative earnings	13,175	—
Maturity of investment securities, restricted	—	336
Acquisition of property and equipment, net	(142)	(100)
Contributions to equity method investees	—	(223)
Proceeds from sale of equity method investment	—	1,773
Net cash provided by investing activities	13,033	1,786

	Three Months Ended March 31,
(in thousands)	2017	2016
Cash flows from financing activities
Borrowings on Line of Credit	808	—
Repayments on Line of Credit	(808)	—
Repayments on short-term borrowings and notes payable, related party	—	(2,996)
Short-term borrowing loan costs	—	(579)
Repurchase of shares to satisfy tax withholdings	(179)	(84)
Net cash used in financing activities	(179)	(3,659)
Increase (decrease) in Cash and Cash Equivalents and Restricted Cash	10,034	(3,731)
Cash and Cash Equivalents and Restricted Cash, beginning of period	26,944	20,973
Cash and Cash Equivalents and Restricted Cash, end of period	$36,978	$17,242
Supplemental disclosure of cash flow information:
Cash paid for interest	$191	$1,029
Cash paid (refunded) for income taxes	$100	$(89)
Supplemental disclosure of non-cash investing and financing activities:
Settlement of RCM6 note payable	$—	$13,234
Non-cash reduction of equity method investment	$—	$11,156